Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485.4553

August 2014 Performance Update

Equinox Frontier Funds Supplement Dated August 31, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 2

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the Equinox Frontier Funds is detailed below:*

	August 31, 2014	August 31, 2014
Equinox Frontier Funds Class 2	MTD	YTD	NAV / Unit
Equinox Frontier Diversified Fund-2	9.11%	8.15%	$102.05
Equinox Frontier Long/Short Commodity Fund-2a	4.63%	5.68%	$106.03
Equinox Frontier Masters Fund-2	10.60%	7.44%	$106.86

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of August 31, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$924,438.73
Unrealized trading gain (loss)	2,021,753.05
Less: Commissions	(42,020.93)
Less: Trading Fee paid to Managing Owner	(52,666.32)
Interest income	23,039.71

Total Income	2,874,544.24
EXPENSES
Broker service fees	5,553.52
Incentive fees	354,384.60
Management fees	45,833.00

Total Expenses	405,771.12

Net Income (Loss)	$2,468,773.12

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	292,121.47133	$27,320,217.04	$93.52
Current month additions	0.00000	0.00
Current month redemptions	(2,776.37094)	(262,495.45)
Net income (loss) for current month		2,468,773.12	8.53

Net asset value, end of current month	289,345.10039	$29,526,494.71	$102.05

Monthly rate of return			9.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 2

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$53,552.75
Unrealized trading gain (loss)	36,103.91
Less: Commissions	(2,888.13)
Less: Trading Fee paid to Managing Owner	(3,282.56)
Interest income	1,758.29

Total Income	85,244.26
EXPENSES
Broker service fees	346.19
Incentive fees	0.00
Management fees	4,609.36

Total Expenses	4,955.55

Net Income (Loss)	$80,288.71

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	17,171.85294	$1,740,272.89	$101.34
Current month additions	0.00000	0.00
Current month redemptions	(47.47470)	(4,795.22)
Net income (loss) for current month		80,288.71	4.69

Net asset value, end of current month	17,124.37824	$1,815,766.38	$106.03

Monthly rate of return			4.63%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 2a

EQUINOX FRONTIER MASTERS FUND - Class 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$75,074.27
Unrealized trading gain (loss)	846,444.52
Less: Commissions	(9,413.71)
Less: Trading Fee paid to Managing Owner	(15,244.66)
Interest income	6,975.15

Total Income	903,835.57
EXPENSES
Broker service fees	1,607.82
Incentive fees	50,750.72
Management fees	26,289.00

Total Expenses	78,647.54

Net Income (Loss)	$825,188.03

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	82,042.15817	$7,927,150.59	$96.62
Current month additions	0.00000	0.00
Current month redemptions	(7,576.24406)	(794,759.17)
Net income (loss) for current month		825,188.03	10.24

Net asset value, end of current month	74,465.91411	$7,957,579.45	$106.86

Monthly rate of return			10.60%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 2

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,634,546.61
Unrealized trading gain (loss)	3,584,196.83
Less: Commissions	(74,571.61)
Less: Trading Fee paid to Managing Owner	(93,462.82)
Interest income	40,895.29

Total Income	5,091,604.30
EXPENSES
Trading fees	0.00
Broker service fees	34,541.38
Incentive fees	627,223.38
Management fees	81,340.12

Total Expenses	743,104.88

Net Income (Loss)	$4,348,499.42

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	541,589.75614	$48,661,306.04	$89.85
Current month additions	20,947.48330	1,882,033.67
Current month redemptions	(31,049.99299)	(2,770,405.71)
Net income (loss) for current month		4,348,499.43	8.22

Net asset value, end of current month	531,487.24645	$52,121,433.43	$98.07

Monthly rate of return			9.15%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$514,857.39
Unrealized trading gain (loss)	345,335.59
Less: Commissions	(27,822.62)
Less: Trading Fee paid to Managing Owner	(20,492.35)
Interest income	16,923.54

Total Income	828,801.55
EXPENSES
Trading fees	0.00
Broker service fees	9,691.58
Incentive fees	0.00
Management fees	60,317.41

Total Expenses	70,008.99

Net Income (Loss)	$758,792.56

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	154,863.87777	$16,819,622.49	$108.61
Current month additions	1,589.34554	160,408.68
Current month redemptions	(3,813.94777)	(379,650.17)
Net income (loss) for current month		758,792.55	5.12

Net asset value, end of current month	152,639.27554	$17,359,173.55	$113.73

Monthly rate of return			4.71%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$213,078.37
Unrealized trading gain (loss)	2,352,553.76
Less: Commissions	(26,106.15)
Less: Trading Fee paid to Managing Owner	(42,358.55)
Interest income	19,383.08

Total Income	2,516,550.51
EXPENSES
Trading fees	0.00
Broker service fees	19,956.33
Incentive fees	142,285.38
Management fees	73,050.33

Total Expenses	235,292.04

Net Income (Loss)	$2,281,258.47

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	241,741.02495	$22,062,548.07	$91.27
Current month additions	3,193.78246	297,389.66
Current month redemptions	(17,142.60535)	(1,686,222.48)
Net income (loss) for current month		2,281,258.47	9.50

Net asset value, end of current month	227,792.20206	$22,954,973.72	$100.77

Monthly rate of return			10.42%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND